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                                                               EXHIBIT 99(A)(10)


                   DYNATECH CORPORATION EXTENDS TENDER OFFER
                           FOR APPLIED DIGITAL ACCESS

October 6, 1999

Burlington, MA -- October 6, 1999 -- Dynatech Corporation (OTC-BB:DYNA) today announced that on October 1, 1999, following the announcement of the tender offer by Dynatech Corporation for the outstanding shares of San Diego-based Applied Digital Access, Inc. (ADA) (NASDAQ:ADAX), Dynatech was served with a class action lawsuit filed by an alleged shareholder of ADA. The lawsuit was filed in California state court and alleges that Dynatech "aided and abetted" ADA and certain members of its board of directors in breaching their fiduciary duties to ADA's shareholders in connection with the tender offer. In Dynatech's opinion, this lawsuit and four similar lawsuits filed against ADA have no merit and Dynatech intends to vigorously defend against them. Dynatech is extending the period of time during which the offer is open until 12:00 midnight, New York City Time, on Friday, October 29, 1999.

Dynatech Corporation (OTC-BB:DYNA) is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia.

NOTE: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors that could cause actual results to differ materially are described in the company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.